EXHIBIT 99.1

REVENUES AND EARNINGS FOR GREYSTONE LOGISTICS, INC.

Tulsa, OK-05/3/16—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales for the third quarter ending February 29, 2016 of $5,280,480 compared to $3,685,044 for the prior period for an increase of $1,595,436. Pallet sales were $5,122,785 or 97% of total sales, in the quarter ended February 29, 2016 compared to $3,520,056, or 96% of total sales, in the prior period for an increase of $1,602,729.

Sales for the nine months ended February 29, 2016 were $15,270,671 compared to $13,676,492 in the nine months ended February 28, 2105 for an increase of $1,594,179. Pallet sales were $14,999,740, or 98% of total sales, in nine months ended February 29, 2016 compared to $12,466,944, or 91% of total sales, in prior period for an increase of $2,532,796.

Greystone’s pallet sales to its major customer in the nine months ended February 29, 2016 were 31% of total sales (32% of pallet sales) compared to 40% of total sales (44% of pallet sales) in prior period. Pallet sales to the major customer decreased by approximately $0.7 million from nine months ended February 38, 2015 2015 to the nine months ended February 29, 2016, while pallet sales to new and existing customers provided the basis for the increase in pallet sales in the current fiscal year.

For the third quarter ended February 29, 2016, Greystone recorded a net loss available to common stockholders of $(200,528), or $(0.01) per share, compared to net income of $198,859, or $0.01 per share, in the prior period. For the nine months ended February 29, 2016, Greystone recorded a net loss available to common stockholders of $(314,263), or $(0.01) per share, compared to $(382,764), or $(0.01) per share, for the nine months ended February 28, 2015.

“During the third quarter, Greystone acquired an additional injection molding machine at a cost of $2.5 million to accommodate the needs of a new customer”, stated Warren Kruger CEO. “There were substantial costs in preparation for full implementation of the new equipment which affected the margins for the third quarter. The equipment became fully operational in March 2016. We anticipate higher sales and better margins in the fourth quarter ending May 31, 2016. We continue to invest in our company’s future.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2015.